Exhibit (a)(1)(Q)(ii)

Grant Date	Option Shares	Exercise Price	Expiration Date

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the Grant Date specified above granted to the option (the “Option”) to purchase that number of shares of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), indicated above (the “Option Shares”). The Option that this Certificate represents will expire on the Expiration Date, unless it is canceled prior to that time in accordance with this Certificate.

The recipient may not exercise this Option as to all or any portion of the Option Shares until such time, if any, as this Option becomes exercisable in accordance with this Certificate.

From and after each of             ,                ,                     and                (each an “Option Vesting Date”) until the Expiration Date, or earlier termination of this Option in accordance with this Certificate, the Optionee will be entitled to purchase 25% of the Option Shares; provided, however that if Optionee is not in Good Standing as of any particular Option Vesting Date, then such Option Vesting Date shall be deferred until the next Option Vesting Date on which Optionee is in Good Standing. Notwithstanding the foregoing, the Company may, in its absolute discretion, accelerate or defer the Option Vesting Date for any of the Option Shares, provided that the Company notifies the Optionee in writing of such acceleration or deferral prior to the applicable Option Vesting Date and provided that any such deferral shall not extend beyond the sixth anniversary of the Grant Date. For the purposes of this Option, with respect to any particular date, “Good Standing” shall mean that none of the following conditions are true as of such date; (a) Optionee was at any time during the 12 months preceding such date subject to formal, written disciplinary action or probation, (b) Optionee was at any time during the 12 months preceding such date subject to disciplinary action as a result of any integrity and compliance policy violation, (c) Optionee received a formal performance appraisal with an overall rating of “Needs Improvement” or “Less Than Fully Satisfactory” during the 12 months preceding such date or (d) Optionee was at any time during the 12 months preceding such date in material violation of (i) any of the terms of any employment agreement Optionee may have with the Company or (ii) the Company’s employment policies.

Once this Option has become exercisable for all or a portion of the Option Shares, it will remain exercisable for all or such portion of the Option Shares, as the case may be, until the Option expires or is terminated as provided in this Certificate.

By accepting this Option the holder acknowledges that the holder of this Option will not have any of the rights of a shareholder with respect to the Option Shares until the holder has duly exercised the Option and paid the Exercise Price and applicable withholding taxes in accordance with this Certificate. The holder further acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet or Company intranet web pages or otherwise, any information concerning the Company, this Option, the UnitedHealthcare Corporation 1998 Broad-Based Stock Incentive Plan (the “Plan”), pursuant to which the Company granted this Option, and any information required by the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder.

This Option is subject to the further terms and conditions set forth on the back of this Certificate and to the terms of the Plan. A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Certificate, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan. This Certificate shall not be valid until an authorized officer has signed the Certificate on behalf of the Company.

Dated:	UNITEDHEALTH GROUP

THIS CERTIFICATE REPRESENTS AN OPTION TO PURCHASE SHARES OF COMMON STOCK AND DOES NOT CONSTITUTE OR REPRESENT SHARES OF COMMON STOCK
By
NON-NEGOTIABLE

Nonqualified Option. The Company does not intend that the Option shall be an Incentive Stock Option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. A copy of the Plan is available upon request. The person first named on the opposite side of this Certificate (the “Optionee”) (or any other person rightfully claiming under the Optionee) shall not have any of the rights of a shareholder with respect to the Option Shares until the due exercise of the Option and payment of the Exercise Price and applicable taxes in accordance with this Certificate.

Termination of Option. The Option shall terminate on the Expiration Date, which date is ten years after the Grant Date, unless the Company cancels this Option prior to such time as provided in this Certificate. The Option shall terminate prior to such date if the Optionee ceases to be employed by the Company or its subsidiaries, except that (a) if the Optionee’s employment terminates for any reason (voluntary or involuntary) other than death, disability, or misconduct, the Optionee may, at any time within the Exercise Period, or such other period established at the discretion of the Committee or the Chief Executive Officer of the Company, exercise the Option to the extent of the full number of Option Shares which were exercisable and which the Optionee was entitled to purchase under the Option on the date of the termination of his or her employment; (b) if the Optionee dies while employed by the Company or its subsidiaries, or if the Optionee dies within three months after termination of employment by the Company or its subsidiaries for any reason other than misconduct, or if the Optionee’s employment by the Company or its subsidiaries is terminated due to the Optionee’s failure to return to work, with or without reasonable accommodation, following a disability, the Optionee (or the Optionee’s personal representatives, administrators or guardians, as applicable, or any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution) may, at any time within a period of three months after the Optionee’s death or termination of employment due to the Optionee’s failure to return to work, with or without reasonable accommodation, following a disability, or for such other period established at the discretion of the Committee or the Chief Executive Officer of the Company, exercise the Option to the extent of the full number of Option Shares which were exercisable and which the Optionee was entitled to purchase under the Option on the date of the Optionee’s death or termination of his or her employment; and (c) if the Optionee’s employment by the Company or its subsidiaries is terminated by reason of misconduct during the course of employment, the Option will terminate as to all Option Shares, vested or unvested, as of the date of the misconduct. This Option shall in no event be exercisable after the Expiration Date. For the purposes of this Option, “Exercise Period” shall mean the greater of: (i) a period of three months after the date of termination of the Optionee’s employment; or (ii) if the Optionee is in Good Standing as of the date of such termination, the greater of (A) the period during which the Optionee receives severance payments pursuant to the terms of Optionee’s employment agreement, if any, or the Company’s severance pay plan, plus, in either instance, three months, (B) a period of 15 months after such termination if the Exercise Price is greater than the closing price of the Common Stock as reported on any national securities exchange on which the Common Stock is then traded (or the last reported sale price if the Common Stock is then quoted on the Nasdaq National Market) on the date of such termination (or, if such date is not a trading day, on the immediately preceding trading day), (C) a period of 90 days past the applicable matching period if Optionee is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and has made a matching transaction within the six months preceding the date of such termination, or (D) a period of six months after the date of such termination if Optionee’s employment is terminated as a result of layoff, downsizing, outsourcing or office closing.

Cancellation of Option. The Company may, at any time, unilaterally cancel the Option as to all or a portion of the Option Shares that are not exercisable as of the date of cancellation. Any such cancellation shall be effective upon notice to the Optionee.

Forfeiture of Option. If Optionee engages in a Competitive Activity, as hereinafter defined, then all unvested portions of the Option Shares, together with any portions of the Option Shares which vested within six months prior to or within six months after the date on which the Competitive Activity occurred or first became known to the Company (the “Forfeited Shares”), shall become null and void and the Optionee shall pay to the Company, upon demand, an amount equal to the difference between the proceeds the Optionee has received from any sales of Forfeited Shares over the Exercise price for such stock. For purposes of this Option, “Competitive Activity” means any activity in competition with any activity of the Company, or any activity which is contrary or harmful to the interests of the Company, as reasonably determined by the Committee, including, but not limited to (i) accepting employment with or serving as a consultant, advisor or in any other capacity to an entity or person that is in competition with or acts against the interests of the Company, including employing or recruiting any present or future employees of the Company, or (ii) disclosing or misusing any confidential information or material concerning the Company.

Manner of Exercise. On the terms set forth herein, the Option may be exercised in whole or in part from time to time by delivering written notice of exercise to the Company, accompanied by payment of the Exercise Price and any applicable withholding taxes in cash or by wire transfer, certified check or bank cashier’s check payable to the Company.

No Guarantee of Employment. This Option does not confer on the Optionee any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

No Transfer. During the Optionee’s lifetime, only the Optionee can exercise the Option. The Optionee may not transfer the Option except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employment Retirement Income Security Act, or the rules promulgated thereunder, to the extent provided in clause (b) under “Termination of Option” above. Any attempt to otherwise transfer the Option shall be void.

Adjustments to Option Shares. If there is any change in the Common Stock through merger, consolidation, reorganization, recapitalization, dividend in the form of stock, stock split or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Company in the number of Option Shares and the price per share of the Option Shares in order to prevent dilution or enlargement of the option rights granted hereunder.

Change in Control. In the event there is a Change in Control, as hereinafter defined, of the Company during the term of the Option, the Option shall become fully exercisable on the effective date of the Change in Control. For purposes of this Option a “Change in Control” of the Company shall mean the sale of all or substantially all of its assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.